Exhibit 99.2
Peter J. Olmsted
Senior Vice President
Human Resources
Tel: (859) 572-8929
Fax: (859) 572-8444
September 14, 2003
Brian Robinson
6307 Trail Ridge Court
Loveland, Ohio 45140
Dear Brian,
This letter is to confirm our recent discussions regarding your severance pay and benefits. The term of this letter of understanding will run from today through December 31, 2007. In the event that the Company terminates your employment for any reason other than for cause, you will receive no less than 12 months of severance pay and medical continuation. The medical continuation will be in the form of COBRA continuation paid by the Company for the first 12 months. You will also be entitled for outplacement assistance for up to six months. Any severance payment, benefits continuation, or outplacement is contingent upon signing a Release and Waiver that will be provided by the Company at the time of termination.
As you know, this understanding is consistent with our current policy. This letter is to assure you that you will receive no less that the current policy provisions stated above, even if the Company severance policy changes during the term of this letter. If the policy is enhanced during the term of this letter of understanding and you are terminated (not for cause); you will be treated under the enhanced policy. This understanding only applies to severance pay, medical coverage, and outplacement and does not guarantee that other policy provisions will not change from time to time in normal course.
If you have any questions, please feel free to call me.
Sincerely,
/s/ Peter Olmsted
Peter Olmsted
4 Tesseneer Drive
Highland Heights, KY 41076-9753
tel 859-572-8000
fax 859-572-8458
www.generalcable.com